EXHIBIT 4.01

  TJ INTERNATIONAL, INC. NON-EMPLOYEE DIRECTORS 1997 STOCK PLAN

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                   THE TJ INTERNATIONAL, INC.
             NON-EMPLOYEE DIRECTORS 1997 STOCK PLAN

          This Non-Employee Directors 1997 Stock Plan (the
"Plan") of TJ INTERNATIONAL, INC., a Delaware corporation (the
"Company") contains both nonstatutory stock option provisions and stock award provisions.

          1.   Purpose of the Plan.

          The purpose of the Plan is to encourage ownership in the Company by outside directors of the Company (individually, a "Non-Employee Director," or collectively, the "Non-Employee Directors") whose continued services are considered essential to the Company's continued progress and thus to provide them with an opportunity to share in the future success of the Company and with a further incentive to remain as directors of the Company.

          Options granted under this Plan ("Options") are non-statutory stock options which are not entitled to special tax treatment under Section 422 of the Internal Revenue Code.

          2.   Administration of the Plan.

          (a) The Plan shall be administered by the Board of Directors of the Company (the "Board").

          (b) Subject to the provisions of the Plan, the Board shall have authority in its discretion (i) to construe and interpret the Plan and all Options granted hereunder, to determine the terms and provisions (and amendments thereof) of the Options granted under the Plan; (ii) to define the terms used in the Plan and in the Options granted thereunder; (iii) to prescribe, amend or rescind rules and regulations relating to the Plan; (iv) to make all other determinations necessary or advisable for the administration of the Plan; and (v) to exercise all powers expressly granted to the Board by this Plan and all other powers deemed by the Board, in its discretion, to be necessary or desirable to accomplish the intent and purposes of the Plan. All determinations and interpretations made by the Board shall be binding and conclusive on all participants in the Plan and on their legal representatives and beneficiaries.

          (c) Any action of the Board with respect to the Plan shall be taken by a majority vote at a meeting of the Board or by written consent of a majority of the Board without a meeting.

          (d) The Board may, if it deems advisable, appoint a Stock Option Committee, consisting of not less than two (2) Non-Employee Directors of the Company appointed by the Board, to carry out such functions and to serve such terms as the Board may designate. However, all Options granted under this Plan shall be granted by the Board unless the Board expressly authorizes the Stock Option Committee to grant Options under this Plan. For purposes of this Section 2(d) only, "Non-Employee Director" means a director who meets the criteria of Rule 16b-3(b)(3)(i) of the Securities Exchange Act of 1934 (i.e., a director who, at the time he exercises discretion concerning this plan (1) is not an officer or employee of the Company or any subsidiary or parent of the Company; (2) does not receive compensation, either directly or

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indirectly, from the Company or any subsidiary or parent of the Company in any capacity other than as a director, except for an amount that would not need to be disclosed under 17 C.F.R.
Section 229.404(a); (3) does not possess an interest in any other transaction required to be disclosed under 17 C.F.R. Section 229.404(a); and (4) is not engaged in a business relationship required to be disclosed under 17 C.F.R. Section 229.404(a)).

          3.   Maximum Number of Shares Subject to Plan.

          The maximum number of shares of the Company's $1.00 per value common stock ("Stock") that may be issued under the Plan, whether in direct stock awards ("Awards") or upon exercise of Options or both, shall be One Hundred Thousand (100,000) shares of Stock, subject to adjustment in accordance with Section 14 of the Plan. If any Option granted hereunder shall expire or terminate for any reason without having been exercised in full, the unpurchased shares of Stock subject thereto shall (unless the Plan shall have been terminated) again be available for other Awards or Options to be granted under the Plan. Shares of Stock subject to Options granted under this Plan may be made available, as the Board shall determine from time to time, from authorized but unissued shares of Stock or issued shares of Stock which have been reacquired by the Company. Shares of Stock delivered under the Plan shall be fully paid, validly issued and nonassessable.

          4.   Participation in the Plan.

          Each member of the Board who is not an officer or employee of the Company or any of its subsidiaries or affiliates shall be eligible to participate in the Plan.

          5.   Duration of Plan and Options.

          Unless the Plan shall theretofore have been terminated as provided in Section 18, the Plan shall terminate on February 12, 2007, and no Options shall be granted and no Stock Awards shall be made under this Plan after the date on which the Plan terminates. Notwithstanding any other provision of this Plan, no Option may be exercised after ten (10) years from the date of grant of such Option. Unexercised Options shall expire ten (10) years after date of grant.

          6.   Grant of Options.

          The Board shall have authority to grant each eligible director Options to purchase Stock subject to the terms set forth in Section 7.

          7.   Terms of Options.

          (a) The exercise price per share of Stock subject to each Option shall be determined by the Board at the time of granting each individual Option hereunder and shall be set forth in the applicable Option Agreement; but in no event shall the exercise price of an Option be less than

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the fair market value of the Company's Stock on the date the
Option is granted. The fair market value of such shares shall be determined by the Board on the basis of published market quotations; but in no event shall the fair market value so determined be less than the closing price of the publicly traded shares of Stock on the trading day immediately preceding the date on which the Option is granted, as quoted in the Wall Street Journal or successor generally recognized business journal or, if such business journal does not list the published market quotation, then on the NASDAQ reporting system or successor reporting system.

          (b) In 1997, the Board shall have authority in its discretion to grant eligible directors Options to purchase up to Four Thousand (4,000) shares of Stock. The Options granted in 1997 shall be exercisable as follows: (i) Options to purchase up to Two Thousand (2,000) shares of Stock may be exercisable beginning one (1) year after the grant; (ii) Options to purchase up to an additional One Thousand Three Hundred Thirty-Three (1,333) shares of Stock may be exercisable beginning two (2) years after the grant; and (iii) Options to purchase the remaining additional shares (i.e. up to Six Hundred Sixty-Seven
(667)) of Stock may be exercisable beginning three (3) years after the grant. Each year after 1997, the Board shall have authority in its discretion to grant eligible directors Options to purchase up to Two Thousand (2,000) shares of Stock. Such Options shall be exercisable in three (3) equal annual installments beginning one (1) year after the grant. The Board shall prescribe in the applicable Option Agreement the time or times when an Option may be exercised and the number of shares of Stock subject to the Option. Each Option shall expire and all rights to purchase Stock thereunder shall cease on the date fixed by the Board in the Option Agreement.

          8.   Time of Option Grant.

          No Option shall be deemed to have been granted until it has been duly executed in writing by the Company. The grant of an Option pursuant to the Plan shall be effective as of the date of the Board meeting (or written consent in lieu of a meeting) approving the grant of the Option, but only if a written Option Agreement containing the terms and conditions of the Option shall thereafter be duly executed and delivered by or on behalf of the Company and the director to whom such Option is granted. The Option Agreement shall be dated as of the date of the meeting (or written consent) of the Board at which grant of the Option was approved.

          9.   Exercise of Options.

          (a) Except as hereinafter expressly provided, no Option may be exercised at any time unless the holder thereof is at the time of exercise a director of the Company. After an Option or an installment of an Option becomes exercisable, such Option or installment may be exercised in full or in part at any time prior to its expiration or termination as provided in this Plan.

          (b) Options may be exercised by giving written notice to the Company specifying the number of shares of Stock to be acquired, accompanied by the entire exercise price for such shares either (i) in cash (or by certified or cashier's check or money order), or (ii) in the form

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of an assignment to the Company of sufficient other shares of
Stock, which have been owned by the Option holder for at least six months before the date of exercise, having a fair market value equalling such exercise price, or (iii) in a combination of such cash and Stock. If shares of Stock are used to pay the exercise price in whole or in part, such shares shall be valued on the basis of published market quotations; but in no event shall the fair market value so determined be less than the closing price of the publicly traded shares of Stock on the trading day immediately preceding the date on which the Option holder exercises the Option, as quoted in the Wall Street Journal or successor generally recognized business journal or, if such business journal does not list the published market quotation, then on the NASDAQ reporting system or successor reporting system.

          (c) Payment of the exercise price may also be made by delivering to the Company a properly executed exercise notice together with irrevocable instructions to the Company to deliver, to a securities broker specified in the notice, the certificate for the Stock acquired upon exercise of the Option and further irrevocable instructions to the specified broker to deposit the Stock in the Option holder's cash account (if the Stock is to be sold to pay the exercise price) or his/her margin account (if the exercise price is to be funded by a margin loan) and to promptly deliver to the Company the Stock sale or margin loan proceeds in the amount of the exercise price. The Board may adopt regulations establishing a mechanism by which this payment method shall be implemented in accordance with Federal Reserve Board Regulation T.

          (d) Notwithstanding anything contained herein to the contrary, the issuance date of the shares of Stock issued upon the exercise of the Option shall be the date the cash and/or Stock received by the Company is appropriately recorded in the Company's books and records. No person entitled to exercise any Option granted under the Plan shall have any of the rights and privileges of a shareholder of the Company in respect to any shares of Stock issuable upon exercise of such Option until certificates representing such shares shall have been issued and delivered.

          10.  Stock Ownership Guidelines.

          (a) Directors otherwise eligible to receive Options under this Plan ("Participants") will observe a stock ownership guideline as described herein (the "Guideline"). Each Participant will own a number of shares of Stock determined by the Board. The Board may change the Guideline in its sole discretion from time to time by notice to each Participant. For purposes of determining whether the Participant meets the Guideline, the Participant may calculate the number of Eligible Shares the Participant owns at the time of receipt of any such notice. "Eligible Shares" shall mean (i) shares of Stock held (whether in certificated form or in street name) directly in sole ownership or in joint ownership with a spouse, and (ii) shares of Stock held (whether in certificated form or in street name) indirectly in beneficial ownership or in joint beneficial ownership with a spouse in a trust, family limited partnership or similar estate planning vehicle.

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          (b)  In consideration for a Participant's compliance
with the Guideline, the Participant will be eligible to receive grants of Options under the Plan in each year in which the Guideline is satisfied. If Options are granted under this Plan to a Participant because the Participant has satisfied the applicable Guideline and the Participant later sells, or otherwise transfers, enough Stock so that the Participant no longer satisfies the applicable Guideline, the Participant shall not be eligible to receive grants of additional Options under the Plan until the Participant again satisfies the applicable Guideline, and the Board may, in its discretion, cancel all or any part of the then unexercised Options held by the Participant under this Plan.

          (c) Notwithstanding the foregoing, any director first elected to the Board (a "new director") after the effective date of this Plan, shall not be required to satisfy the Guideline until the end of the three-year period beginning on the date the new director is first elected. The Board contemplates that new directors will obtain, through the exercise of Options or otherwise, sufficient shares of Stock over this three-year period to satisfy the Guideline. To assist new directors in accomplishing that objective, each new director shall be entitled to receive, at the time of his or her first election to the Board, a grant of Two Thousand (2,000) shares of Stock, which shall be subject to the restrictions set forth in Section 10(d).

          (d) A stock certificate representing the number of shares granted shall be registered in the Participant's name but shall be held in custody by the Company for the Participant's account. The Participant shall have all rights and privileges of a stockholder as to such shares, except that, unless otherwise provided in this Section 10(d), the following restrictions shall apply: (i) the Participant shall not be entitled to delivery of the certificate until the completion of three years of service (the "Earn-out Period") as an eligible director; (ii) none of the shares may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of during the Earn-out Period; (iii) the shares shall be forfeited and all rights of the Participant to such shares shall terminate unless the Participant has remained an eligible director of the Company for the entire Earn-out Period except that 33-1/3% of the shares shall become non-forfeitable after each succeeding year of service as an eligible director following the date of grant. If a Participant ceases to be an eligible director before the end of the Earn-out Period for any reason (including, without limitation, becoming an ineligible employee director), the Participant shall forfeit all shares with respect to which the appropriate years of service as an eligible director have not been completed and all restrictions on the shares that have become non-forfeitable shall lapse. The forfeited shares shall be transferred to the Company without further action by the Participant, and a certificate for the non-forfeitable shares shall be delivered to the Participant or the Participant's beneficiary or estate, as the case may be. If a Participant remains an eligible director to the end of the Earn-out Period, the restrictions on the shares shall lapse and a stock certificate for the full number of shares granted pursuant to Section 10(c) shall be delivered, free of all such restrictions, to the Participant. The Company shall not be required to deliver any fractional share of Stock but will pay, in lieu thereof, the fair market value (measured as of the date the restrictions lapse) of such fractional share to the Participant or the Participant's beneficiary or estate, as the case may be.

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          11.  Special Exercise Provisions.

          (a) At any time after the date of grant, an Option shall be exercisable (notwithstanding any contrary provisions of this Plan or any Option Agreement under this Plan) with respect to the full number of shares subject to that Option:

               (1)  During the period commencing as of the
          effective date of any agreement entered by the Company or the shareholders of the Company to dispose of all or substantially all of the assets or stock of the Company by means of a sale, reorganization, liquidation, or otherwise, and ending two (2) years after the disposition of assets or stock contemplated by the agreement; or

               (2) During the two (2) year period commencing on the date any person or group (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) commences, or announces the intent to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by the person or group of at least thirty percent (30%) of the common stock then outstanding, or acquires, or obtains the right to acquire, beneficial ownership of at least twenty percent (20%) of the common stock then outstanding.

          (b) After an Option holder's service on the Board terminates for any reason other than death or permanent and total disability, the Option holder may exercise his/her Options that were exercisable as of his/her last day of service on the Board within thirty (30) days after the date he/she ceased to serve on the Board. Any Options that were not yet exercisable as of the Option holder's last day of service on the Board shall immediately be cancelled on the date he/she ceases to serve on the Board. All Options not exercised by the Option holder shall expire on the thirty-first (31st) day after the Option holder's last day of service on the Board.

          12.  Death/Disability of the Option Holder.

          (a) If an Option holder dies or becomes totally and permanently disabled while serving on the Board, all of his/her Options, whether or not previously exercisable, shall become exercisable upon the date of his/her death or disability. The Options shall continue to be exercisable until the earlier of the expiration date of the Option and two (2) years from the date of death or disability.

          (b) If an Option holder dies after termination of service on the Board, the Options that were exercisable on the date of his/her death may be exercised by the personal representative of his/her estate, his/her heir or his/her legatee until the earlier of the expiration date of the Option and two
(2) years from the date of death.

          (c) If deemed by the Board to be in the best interest of the Company, any Option granted to an Option holder who is not a citizen of the United States may include a cash settlement right

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("Cash Settlement Right").  Cash Settlement Rights shall be subject to such terms and conditions not inconsistent with the other provisions of this Plan as the Board shall determine, provided that:

               (1) A Cash Settlement Right shall be exercisable only after the Option holder's death, by a legatee or legatees of the Cash Settlement Right under the Option holder's last will, by the personal representative of the Option holder's estate or by the Option holder's heirs or distributees, and only to the extent the Option in which the Cash Settlement Right is included is exercisable. Notwithstanding the preceding sentence, a Cash Settlement Right is exercisable only when the fair market value of a share of Stock exceeds the exercise price specified in the Option.

               (2) A Cash Settlement Right shall entitle the Option holder's legatee, personal representative, heir or distributee (as the case may be) to surrender to the Company unexercised the Option, or portion thereof, to which it is related, or any portion thereof, and to receive from the Company in exchange therefor cash in an amount equal to the excess of the fair market value on the date of exercise of one share of Stock over the exercise price per share specified in such Option multiplied by the number of shares of Stock subject to the Option, or portion thereof, which is so surrendered. The Board of Directors may elect to settle the Company's obligation arising out of the exercise of a Cash Settlement Right by payment of cash or by check.

          13.  Stock Awards upon Retirement.

          In addition to Options which may be granted as provided above, upon retirement from the Board, each eligible director who has completed at least one full term of service on the Board shall be entitled to receive (i) a grant of One Thousand (1,000) shares of Stock if such director has served on the Board for more than four (4) but less than nine (9) years or (ii) a grant of Two Thousand Five Hundred (2,500) shares of Stock if such director has served on the Board for nine (9) or more years. Except as otherwise provided below, each grant pursuant to this Section 13 shall become effective and the eligible director shall be entitled to receive all of such shares of Stock on the last day such director serves on the Board prior to retirement therefrom (the "last day of service"). Notwithstanding the foregoing, an eligible director may elect to defer receipt of shares of Stock granted pursuant to this Section 13 ratably over a five-year period commencing on the last day of service; provided, however, such election shall not be effective unless contained in a written instrument signed by the eligible director and delivered to the Company not less than 90 days prior to the last day of service. Such election, by the terms of such instrument, shall be irrevocable as of the date of its execution. Such instrument also shall designate a beneficiary to receive the shares of Stock in the event the eligible director dies prior to the expiration of such five-year period; the beneficiary so designated shall receive the shares of Stock in such amounts and at such times as would the eligible director had he or she survived. Shares of Stock granted pursuant to this Section 13 shall become non-forfeitable immediately upon grant on the last day of service.

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          14.  Adjustments.

          The number of shares subject to the Plan and to Options granted under the Plan shall be adjusted as follows:

          (a) In the event that the Company's outstanding common stock is changed by any stock dividend, stock split or combination of shares, the number of shares subject to the Plan and to Options therefore granted thereunder and the exercise price of such Options shall be proportionately adjusted; provided, however, that no fractional share or shares shall be effected by such an event.

          (b) In the event of any merger or consolidation of the Company with any other corporation or corporations, there shall be substituted for each share of Stock then subject to the Plan, whether or not at the time subject to the outstanding Options, the number and kind of shares of stock or other securities into which each outstanding share of Stock of the Company shall be converted by such merger or consolidation.

          (c) The number of shares to be granted as Awards of restricted stock under Section 10 as Stock Awards under Section 13 shall be adjusted upon the occurrence of the events described in Section 14(b). The Board may, in its discretion, adjust the number of shares to be granted as Stock Awards under Section 10 and Section 13 upon the occurrence of the events described in
Section 14(a).

          (d) The Board may, in its discretion, adjust the annual limitation on Options in Section 7(b) upon the occurrence of the events described in Sections 14(a) and (b).

          15.  Effective Date of Plan.

          The effective date of this Plan shall be February 13, 1997, subject to subsequent approval thereof by the holders of one-half (1/2) of all the issued and outstanding voting stock in the Company.

          16.  Non-Transferability of Options.

          (a) Except as provided in subsection (b) next below, no Option granted under this Plan shall be transferrable by any Option holder otherwise than by will or the laws of descent and distribution; and, during an Option holder's lifetime, his/her Options shall be exercisable only by him/her.

          (b) Notwithstanding the provisions of subsection (a) above, an Option holder, at any time before his/her death, may assign all or any portion of any Option granted to him/her to (i) his/her spouse or lineal descendant, (ii) the trustee of a trust for the primary benefit of his/her spouse or lineal descendant, or (iii) a partnership of which his/her spouse and lineal descendants are the

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only partners.  In such event, the spouse, lineal descendant, trustee or partnership will be entitled to the right to exercise the assigned portion of such Option, subject to all of the terms, conditions and restrictions applicable to the Option, as set forth in this Plan and in the related Option Agreement immediately prior to the effective date of the assignment. (For example, the provisions of this Plan and the Option Agreement dealing with termination of service on the Board, death and disability shall continue to apply with respect to the Option holder's termination of service on the Board, death or disability and not with respect to the termination of service, death or disability of any other person to whom the Option has been assigned.) Any such assignment will be permitted only if
(i) the Option holder does not receive any consideration therefor, and (ii) the assignment is expressly permitted by the applicable Option Agreement as approved by the Board. Any such assignment shall be evidenced by an appropriate written document executed by the Option holder, and a copy thereof shall be delivered to the Company on or before the effective date of the assignment.

          17.  Termination and Amendment.

          The Board may at any time suspend or terminate the Plan. The Board may also amend or revise the terms of the Plan.
However, no such action shall:

          (i)  Change the class of persons eligible to receive
               Options;

          (ii) Without the consent of the Option holder, change or impair any Option previously granted;

          (iii)Increase the maximum number of shares subject to Options hereunder;

          (iv) Change the minimum exercise price;

          (v)  Change the limitations on the Options; or

          (vi) Increase the time limitations on the grant of Options.

          Nothing in this Section 17 shall prevent adjustments required by Section 14 hereof.